Exhibit 99.1

Contacts:
Harriet Brand
The Princeton Review
(212) 874-8282 ext. 1091

Robin Raskin
The Princeton Review
(212) 874-8282 ext. 1647

FOR IMMEDIATE RELEASE

The Princeton Review Reports 2005 Operating Results

New York, NY, March 15, 2006 -- The Princeton Review, Inc. (Nasdaq: REVU), a leading provider of test preparation, educational support, and college admissions services, today announced financial results for the year ended December 31, 2005.

Fourth Quarter and Full Year Financial Highlights

•

Revenue for the fourth quarter increased 16.2% to $32.3 million, versus $27.8 million in the fourth quarter of 2004.  For the year ended December 31, 2005 revenue increased 14.7% to $130.5 million, versus $113.8 million recorded in 2004.

•

In the fourth quarter, the Company reported a net loss attributed to common stockholders of ($4.6) million, or ($0.17) per share, as compared to a net loss of ($29.9) million, or ($1.09) per share, in the 2004 fourth quarter.  For the full year, the Company posted a net loss attributed to common stockholders of ($4.3) million, or ($0.16) per share, as compared to a net loss of ($30.8) million, or ($1.12) per share, in 2004.

At the same time, the Company announced several significant developments:

•

During the fourth quarter of 2005, the Company successfully restructured its finance organization in order to better focus on both field and corporate workflow processes and control remediation.  There were significant internal and external resources dedicated to this effort, as evidenced by approximately $2.5 million in related professional fees.  Efforts in this area have yielded solid results as the Company was notified by its auditor that it has maintained in all material respects, effective internal control over its financial reporting as of December 31, 2005 based on the COSO criteria.

•

The K-12 Services division has recovered nicely from an unexpected management transition in 2005.  A new sales force has built a solid pipeline of new business, and recent large contract wins suggest both growth and profitability in 2006.

•

The Test Prep Services division’s efforts in driving Supplemental Education Services (SES) generated significant successes this year.  Although timing shifts in revenue have deferred  the profitability of these programs, the Company expects SES will be solidly profitable for the entire 2005-06 school year.

•

The Company is in the process of developing a significant cost-cutting plan to lower its general and administrative expense for 2006, which when combined with targeted new business opportunities, is expected to deliver profitable revenue growth for 2006.

 “A year ago, a series of stumbles spoke to our need to restore effectiveness to the organization. We have done that.  Revenues are up, our pipeline is very solid, our systems and controls are improved and internal morale is high,” said John Katzman, CEO.  “Now it’s time to execute.  To that end, we’ve put in place a series of initiatives that will improve our transparency and considerably streamline our expense structure.”

Test Preparation Services

•

For the quarter, Test Preparation Services revenue increased by $3.5 million, or 25.7%, from $13.6 million in 2004 to $17.1 million in 2005. This increase is driven by an increase of $2.1 million in retail, institutional and tutoring revenue, reflecting strong enrollment in SAT, LSAT, and MCAT courses and an increase of $1.0 million in SES revenue.

•

For the year, Test Preparation Services revenue increased by $12.6 million, or 16.8%, from $74.7 million in 2004 to $87.3 million in 2005. This increase is driven by an increase of $9.3 million in retail, institutional and tutoring revenue, once again reflecting strong enrollment in SAT, LSAT and MCAT courses, and $2.1 million in SES revenue.

K-12 Services

•

For the quarter, K-12 Services revenue increased by $385,000, or 3.4%, from $11.2 million in 2004 to $11.6 million in 2005.  This increase is primarily driven by $2.0 million of growth in assessment services and the receipt of $400,000 in prior year license fees. Reductions are driven primarily by the recognition of a certain professional development contract which combined both third and fourth quarter revenue into the fourth quarter of 2004 driving a year-over-year reduction of $1.7 million. After adjusting for this $1.7 million contract, revenue growth for the quarter would be approximately 22%.

•

For the year, K-12 services revenue increased by $4.0 million or 14.2%, from $28 million in 2004 to approximately $32 million in 2005. This increase is driven by $2.4 million in assessment services, $1.8 million in workbook intervention materials (primarily SideStreets) and $943,000 of professional development services.

Admissions Services

•

For the quarter, Admissions Services revenues increased by $648,000, or 21.6%, from $3.0 million in 2004 to $3.6 million in 2005. This increase was driven primarily by an increase of $643,000 in counseling contracts entered into during the third quarter of 2005.

• For the year, Admissions Services revenue increased by $168,000, or 1.5%, from $11.1 million in 2004 to $11.3 million in 2005.

The Princeton Review will review its fourth quarter and full year 2005 financial results and provide additional business highlights on a conference call at 10:00 a.m. Eastern Standard Time today. A copy of this earnings release is available at http://ir.princetonreview.com/releases.cfm?type=earnings. To participate on the live call, investors should dial (913) 981-5517 approximately ten minutes prior to the start time. In addition, the call will be available via live webcast over the Internet. To access the live webcast of the conference call, please go to http://ir.princetonreview.com/medialist.cfm 15 minutes prior to the start time of the call to register. An archived webcast will be available on the Company’s website at http://ir.princetonreview.com/medialist.cfm. Additionally, a replay of the call can be accessed by dialing either (888) 203-1112 or (719) 457-0820, passcode 7471284, through March 18, 2006.

About The Princeton Review

The Princeton Review (Nasdaq: REVU) is a pioneer in the world of education. Founded in 1981 and headquartered in New York City, the Company offers private tutoring and classroom and online test preparation to help students improve their scores in college and graduate school admissions tests. The Company’s free website, www.PrincetonReview.com, helps over half of university-bound students research, apply to, prepare for, and learn how to pay for their higher education, and helps hundreds of colleges and universities streamline their admissions and recruiting activities. In addition, The Princeton Review works with school districts around the U.S. to measurably strengthen students’ academic skills by connecting ongoing assessment with professional development and instruction and by providing districts with college and career resources for both students and guidance counselors. The Company also authors more than 200 print and software titles on test preparation, college and graduate school selection and admissions, and related topics.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by words such as “believe”, “intend,” “expect,” “may,” “could,” “would,” “will,, “should,, “plan,, “project,” “contemplate,, “anticipate,” or similar statements.  Because these statements reflect The Princeton Review’s current views concerning future events, these forward-looking statements are subject to risks and uncertainties.  The Princeton Review’s actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, demand for the company’s products and services; the company’s ability to compete effectively and adjust to rapidly changing market dynamics; the timing of revenue recognition from significant contracts with schools and school districts; market acceptance of the company’s newer products and services; continued federal and state focus on assessment and remediation in K-12 education; and the other factors described under the caption “Risk Factors” in The Princeton Review’s most recent Form 10-K filed with the Securities and Exchange Commission.  The Princeton Review undertakes no obligation to update publicly any forward-looking statements contained in this press release.

- Tables to Follow -

THE PRINCETON REVIEW, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,

	2005	2004	2005	2004

	( unaudited )
Revenue
Test Preparation Services	$17,047	$13,566	$87,310	$74,744
K-12 Services	11,610	11,225	31,931	27,957
Admissions Services	3,646	2,998	11,252	11,084

Total revenue	32,302	27,789	130,493	113,785
Cost of revenue
Test Preparation Services	6,648	5,135	28,144	23,584
K-12 Services	6,476	4,304	16,838	13,684
Admissions Services	1,391	1,071	4,615	3,385

Total cost of revenue	14,515	10,510	49,597	40,653

Gross profit	17,787	17,279	80,896	73,132
Operating expenses
Selling, general & administrative	22,509	21,617	85,144	78,381
Impairment of goodwill	—	8,199	—	8,199

Total operating expenses	22,509	29,816	85,144	86,580

Income (loss) from operations	(4,722)	(12,537)	(4,248)	(13,448)
Interest expense	147	(222)	(354)	(693)
Sale of rights to franchisees	—	—	990	—
Other income, net	(121)	(214)	4	—
Equity in the loss of affiliates	366	503	134	435

Income (loss) before benefit from income taxes	(4,330)	(12,470)	(3,474)	(13,706)
Benefit from income taxes	—	(17,220)	—	(16,707)

Net income (loss)	(4,330)	(29,690)	(3,474)	(30,413)
Dividends and accretion on Series B-1 Preferred Stock	(256)	(265)	(855)	(428)

Net income (loss) attributed to common stockholders	$(4,586)	$(29,955)	$(4,328)	$(30,841)

Basic income (loss) per share	$(0.17)	$(1.09)	$(0.16)	$(1.12)

Diluted income (loss) per share	$(0.17)	$(1.09)	$(0.16)	$(1.12)

Weighted average shares used in computing basic income (loss) per share
Basic	27,559	27,570	27,570	27,468

Diluted	27,559	27,570	27,570	27,468

THE PRINCETON REVIEW, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	December 31,

	2005	2004

ASSETS
Current assets:
Cash and cash equivalents	$8,002	$19,197
Accounts receivable, net	24,897	23,441
Inventory	2,798	1,054
Prepaid expenses	2,229	2,019
Other assets	1,307	1,547

Total current assets	39,233	47,258
Furniture, fixtures, equipment and software development, net	16,155	13,380
Investment in affiliates	1,938	1,847
Goodwill	31,506	31,511
Other intangibles, net	13,371	10,032
Other assets	3,168	3,613

Total assets	$105,371	$107,641

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,449	$8,359
Accrued expenses	10,826	7,342
Current maturities of long-term debt	1,530	3,769
Deferred income	16,548	17,637

Total current liabilities	39,353	37,107
Deferred rent	2,327	1,388
Long-term debt	2,845	4,213
Series B-1 Preferred Stock, $.01 par value; 10,000 shares authorized issued and outstanding at December 31, 2005 and 2004, respectively (liquidation value of $10,000)	10,000	9,736
Stockholders’ equity
Preferred stock, $.01 par value; 4,990,000 shares authorized; none issued and outstanding at December 31, 2005 and 2004, respectively	—	—
Common stock, $.01 par value; 100,000,000 shares authorized; 27,572,172 and 27,569,764 issued and outstanding at December 31, 2005 and 2004, respectively	276	276
Additional paid-in capital	116,279	116,260
Accumulated deficit	(65,430)	(61,102)
Accumulated other comprehensive loss	(279)	(237)

Total stockholders’ equity	50,846	55,197

Total liabilities and stockholders’ equity	$105,371	$107,641